UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 5, 2015

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On February 5, 2015, Microchip Technology Incorporated (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $1.5 billion aggregate principal amount of the Company’s 1.625% Convertible Senior Subordinated Notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers a 30-day option to purchase up to an additional $225 million aggregate principal amount of the Notes on the same terms and conditions to cover over-allotments, if any.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Indenture

On February 11, 2015, the Company entered into an Indenture, relating to the issuance of the Notes (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 1.625% per year, payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2015. The Notes will mature on February 15, 2025 unless earlier repurchased by the Company or converted pursuant to their terms.

The initial base conversion rate of the Notes is 14.5654 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial base conversion price of approximately $68.66 per share). If, during the relevant observation period for determining amounts due upon conversion, the daily volume weighted average price of the Company’s common stock exceeds the base conversion price on any given trading day, the conversion rate for such trading day will be determined by a formula resulting in the conversion rate for such day being increased. In no event will the conversion rate exceed 20.3915 shares of common stock per $1,000 principal amount of Notes (the “Maximum Conversion Rate”), subject to adjustment as provided in the Indenture. The base conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the base conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change, subject to the Maximum Conversion Rate.

Prior to the close of business on the business day immediately preceding November 15, 2024, the Notes will be convertible only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on June 30, 2015 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the base conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after November 15, 2024, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may convert all or a portion of their Notes, at any time. Upon conversion, the Notes will be settled in cash, shares of the Company’s common stock or any combination thereof, at the Company’s option.

The Company may not redeem Notes prior to the maturity date and no sinking fund is provided for the Notes. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Notes are the Company’s general unsecured obligations and will be subordinated in right of payment to the Company’s senior debt. The Notes will rank senior to any of its indebtedness that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to any of its indebtedness that is not so subordinated (other than its senior debt); be effectively junior in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally junior to all indebtedness and other liabilities (including trade payables) of its subsidiaries.

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of Notes:

(1) the Company defaults in any payment of interest on the Notes when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of the Notes when due and payable at the stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for three business days;

(4) failure by the Company to give a fundamental change notice, notice of a make-whole fundamental change, or notice of a specified corporate transaction, in each case when due;

(5) failure by the Company to comply with its obligations under the Indenture with respect to certain consolidations, mergers and sales of assets of the Company;

(6) failure by the Company to comply with any of its other agreements contained in the Notes or Indenture for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received;

(7) default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the indenture; or

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes, as applicable, by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such acceleration, such principal and accrued and unpaid interest on the Notes, if any, will be due and payable immediately.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture and the Form of Global 1.625% Convertible Senior Subordinated Notes due 2025, which are filed as Exhibit 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On February 5, 2015, the Company issued a press release announcing that the offering of the Notes had priced. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated February 11, 2015, between Microchip Technology Incorporated and Wells Fargo Bank, National Association.

4.2	Form of Global 1.625% Convertible Senior Subordinated Note due 2025 (included in Exhibit 4.1).

99.1	Press Release, from February 5, 2015, announcing pricing of convertible senior subordinated notes offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MICROCHIP TECHNOLOGY INCORPORATED

February 11, 2015	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated February 11, 2015, between Microchip Technology Incorporated and Wells Fargo Bank, National Association.

4.2	Form of Global 1.625% Convertible Senior Subordinated Note due 2025 (included in Exhibit 4.1).

99.1	Press Release, from February 5, 2015, announcing pricing of convertible senior subordinated notes offering.